NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE*
STATED SECURITIES

BATS Exchange, Inc. hereby notifies the SEC of its intention to remove the* entire class of the stated securities from listing and registration on the* Exchange at the opening of business on March 1, 2017, pursuant to the* provisions of Rule 12d2-2(a)(3).

[ X ] 17 CFR 240.12d2-2(a)(3) That the entire class of this security has* come to evidence other securities on March 1, 2017.

The Exchange also notifies the Securities and Exchange Commission that as a* result of the above indicated conditions this security was suspended from* trading on March 1, 2017.